                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     /X/ Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           ShowBiz Pizza Time, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                not applicable
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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                                not applicable
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                                not applicable
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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
                                   SHOWBIZ
                               PIZZA TIME, INC.

                            (LETTERHEAD AND LOGO)

                                                                    May 30, 1995

Dear Fellow Stockholder:

     You may be receiving a communication from the self-styled "ShowBiz Pizza Independent Stockholders Committee," which seeks to elect its own representative to replace a current ShowBiz Pizza director at our upcoming annual meeting. YOUR BOARD OF DIRECTORS BELIEVES, BASED ON THE REASONS SET FORTH IN THIS LETTER, THAT THE COMPANY IS MAKING SIGNIFICANT PROGRESS IN MAXIMIZING STOCKHOLDER VALUE. TO PROTECT YOUR INVESTMENT, WE STRONGLY URGE YOU TO RE-ELECT THE THREE DIRECTORS NOMINATED BY YOUR BOARD BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. WE URGE YOU NOT TO RESPOND TO THE ATTEMPTS OF THE SO-CALLED "SHOWBIZ PIZZA INDEPENDENT STOCKHOLDERS COMMITTEE" AND NOT TO RETURN ANY BLUE PROXY CARD.

                           SHOWBIZ PIZZA: WORKING TO
                MAXIMIZE STOCKHOLDER VALUE AND IMPROVE EARNINGS

     Your Board of Directors believes it is critical that the Company now maintain its focus on the significant progress we have been making on our previously announced strategy to maximize stockholder value and improve earnings. Aggressive new marketing efforts, tight cost controls and the repositioning of our Chuck E. Cheese restaurants have marked a path toward a stronger future, and we have confidence that continued execution of this strategy will maximize the value of your investment.

     As you may know, our repositioning program includes an improved exterior identity, facility upgrades, expanded free ball-crawl with tubes and tunnels suspended from or reaching the ceiling, and the enhancement of the variety and number of games and rides. Compared with year-earlier figures, we have produced an average sales growth of over 20 percent at the 22 restaurants we repositioned last year, after giving effect to average sales trends experienced during the three-month periods prior to their repositionings.

     We have completed another 13 renovations this year in the Baltimore and Washington, D.C. markets. Although the performance of these restaurants is for a shorter period, we are pleased to inform you that their early results are reflective of these restaurants repositioned in 1994. We are also in the process of completing 13 additional renovations in other markets. By the end of 1996, we will have repositioned approximately 75 percent of our restaurants. The progress we have made so far leaves us highly optimistic about the future.

     In order to accomplish and potentially accelerate the repositioning, we are in the process of refinancing our debt. In fact, we are working with one of the top investment banking firms in the country to assist in this process. With their help, we are optimistic that we will be able in the near future to obtain the necessary funds to continue our repositioning efforts on schedule, and perhaps on an accelerated basis.



                         WHERE A KID CAN BE A KID!(R)

  4441 W. Airport Freeway -- Irving, Texas 75062 -- Phone (214) 258-8507 --
                              Fax (214) 258-8545
             Mailing Address P.O. Box 150277, Irving, Texas 75015

                  WHOSE INTERESTS ARE SERVED BY THE SO-CALLED
              "SHOWBIZ PIZZA INDEPENDENT STOCKHOLDERS COMMITTEE"?

     On May 4, 1995, the Company received a letter from one of its new stockholders, New Valley Corporation -- a company controlled by Bennett S.
LeBow -- endorsing ShowBiz Pizza's strategy and indicating that New Valley might be interested in providing and/or participating in the long-term financing of the Company. On May 5, 1995, we responded to New Valley's letter, telling them that, to the extent they had a specific financing proposal they wanted us to consider, to submit it in writing so that it could be evaluated along with other alternatives being considered by the Company and its financial advisors.

     To date we have not received any such proposal from New Valley. Instead, we recently learned that New Valley and its associates have begun a proxy fight under the name of "ShowBiz Pizza Independent Stockholders Committee" in order to elect their own representative, Joshua S. Friedman, to replace a current ShowBiz Pizza director at the upcoming annual meeting. Mr. Friedman is a principal of Canyon Partners, Incorporated, the exclusive financial advisor to, and a member of a group with, New Valley.

                              LEBOW'S TRACK RECORD

     In light of these recent events, we believe it is important that you know some facts about LeBow and his affiliates so that you can make an informed decision regarding his group's bid to elect their representative to your Board of Directors.

     Following are only a few examples of LeBow's track record:

     - Last year in a survey of senior executives, outside directors and financial analysts conducted and reported by Fortune magazine, Brooke Group Ltd., a publicly traded company controlled by LeBow and the vehicle through which he controls New Valley, was named the least admired company of 404 companies included in the survey that had appeared in certain 1993 Fortune 500 directories. As reported, Brooke Group also scored as one of the three least admired companies in all eight attributes of reputation in the survey: use of corporate assets; value as a long-term investment; financial soundness; quality of management; ability to attract, develop and keep talented people; community and environmental responsibility; and quality of products or services.*

     - In 1990, LeBow merged another company under his control, Brooke Partners L.P., into Brooke Group, owner of the profitable Liggett Group, Inc. tobacco company. The merger saddled Brooke Group with $300 million of junk bond debt, incurred in part in connection with Brooke Partners' acquisition activities. The result: Brooke Group's net worth of $105 million immediately preceding the merger plunged to a negative net worth of $104 million. Brooke Group's stock fell from $12 per share on November 19, 1990, the day the restructuring was announced, to $6 7/8 per share by the end of the month. On May 26, 1995, the stock was trading at $4 per share.

     - While incurring significant net losses in 1991 and 1992, Brooke Group provided LeBow and his affiliates with approximately $16 million in loans as well as $12 million for the purchase of LeBow's company, Brooke Management, Inc., whose only business, as far as we can tell, was to provide Brooke Group with the management services of LeBow and his associates. During this period, Brooke Group companies also spent $7.3 million on the purchase of a LeBow company airplane and another $1 million to rent additional aircraft from private companies owned by LeBow. Then in 1993, Brooke Group paid LeBow a one-time cash dividend of $16 million.

     - Three of the companies over which LeBow has presided -- Western Union Corporation, MAI Systems Corporation and Brooke Yachts International Ltd. -- went bankrupt or into receivership while under his control.

_______________

* "Best and Worst Corporate Reputations," Tricia Welsh, Fortune (February 7,
  1994). The Company has not sought the consent of either the author or the publication to use this article.

     Given LeBow's track record, we are skeptical that he and his associates will decide to propose financing for the Company on favorable terms. In addition, Mr. Friedman will have potential conflicts of interest because of his ties to LeBow and, through an exclusive financial advisory arrangement between Canyon Partners and New Valley, could receive significant fees in transactions which do not necessarily benefit all stockholders equally.

                  SHOWBIZ PIZZA IS COMMITTED TO PROTECTING AND
                      GROWING THE VALUE OF YOUR INVESTMENT

     ShowBiz's directors have served the company and its stockholders faithfully for many years and are integral to its operating strategy -- the very same strategy that New Valley has endorsed. We are excited about the results from the restaurants we have repositioned to date and believe that the continued execution of our previously communicated strategy is in the best interest of our stockholders. We do not believe ShowBiz Pizza's Board of Directors should have even one director affiliated with New Valley, who, in our opinion, would fractionalize the board and, at a minimum, pose a distraction to management just as your company enters an important stage of its repositioning.

     TO ALLOW THE CURRENT BOARD OF DIRECTORS OF SHOWBIZ PIZZA TO CONTINUE TO IMPLEMENT ITS BUSINESS PLAN TO MAXIMIZE STOCKHOLDER VALUE FOR ALL SHOWBIZ PIZZA STOCKHOLDERS, WE URGE YOU TO PLEASE SUPPORT THE THREE DIRECTORS NOMINATED BY SHOWBIZ PIZZA'S MANAGEMENT AND NOT TO RESPOND TO THE ATTEMPTS OF NEW VALLEY OR ITS ASSOCIATES TO SOLICIT VOTES FOR MR. FRIEDMAN.

     TO GIVE YOUR SUPPORT TO CURRENT MANAGEMENT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD. DO NOT RETURN ANY BLUE PROXY CARDS. REMEMBER, ONLY YOUR LATEST DATED PROXY COUNTS.

     This is an exciting period for ShowBiz Pizza, a period during which we are following a clearly defined path toward a stronger future. Your continued support throughout this era of change is deeply appreciated.

                                        Sincerely,

                                        /s/
                                        Richard M. Frank
                                        Chairman and Chief Executive Officer

                                   IMPORTANT

1. Whether or not you have already returned a proxy, please sign, date and return the enclosed WHITE proxy card to your Board of Directors today. Be sure to vote only on the WHITE proxy. We urge you not to sign any blue proxy you receive from the "ShowBiz Pizza Independent Stockholders Committee," New Valley Corporation, Canyon Partners Incorporated, Messrs. LeBow or Friedman, or their associates, even as a protest vote against them.

2. If your shares are held in "Street Name," only your broker or banker can vote your shares and only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct that individual to vote a WHITE proxy on your behalf today in accordance with your Board's recommendations.

3. If you have any questions or need assistance in voting your shares, please contact Georgeson & Company Inc., which is assisting us, at their toll free number: 1-800-223-2064.

                            SHOWBIZ PIZZA TIME, INC.

                           4441 West Airport Freeway
                              Irving, Texas 75062
    _______________________________________________________________________

                            SUPPLEMENTAL INFORMATION
                      ANNUAL MEETING OF SHAREHOLDERS TO BE
                              HELD ON JUNE 8, 1995
    _______________________________________________________________________

     The following information supplements and amends the Proxy Statement, dated May 4, 1995 (the "Proxy Statement"), of ShowBiz Pizza Time, Inc. (the "Company"). This Supplemental Information should be read in conjunction with the Proxy Statement.

ADDITIONAL INFORMATION REGARDING PARTICIPANTS

     Set forth below is additional information to that contained in the Proxy Statement regarding the directors of the Company and Larry G. Page, Executive Vice President, Chief Financial Officer and Treasurer of the Company, participants in the solicitation of proxies on behalf of the Board of Directors of the Company.

     Except for the information disclosed herein and in the Proxy Statement, to the knowledge of the Company, none of the foregoing persons (i) own of record any securities of the Company which are not also beneficially owned by them nor do they beneficially own, directly or indirectly, any securities of any parent or subsidiary of the Company; (ii) is or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; or (iii) has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon at the Annual Meeting. Except for information disclosed herein and in the Proxy Statement, to the knowledge of the Company, none of the foregoing persons nor any associate of any such person has any understanding or arrangement with any person with respect to any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. In addition, certain information with respect to the foregoing persons regarding transactions in the Company's securities is set forth in Annex A hereto.

     The business address of the present principal occupation or employment for the participants is ShowBiz Pizza Time, Inc., 4441 West Airport Freeway, Irving, Texas 75062, except as follows: Charles A. Crocco, Jr., Looney & Crocco, 641 Lexington Avenue, New York, New York 10022; Anthony J. Gumbiner and Brian M. Troup, The Hallwood Group, Incorporated, 3710 Rawlins Street, Suite 1500, Dallas, Texas 75219; Robert L. Lynch, Perpetual Storage, Inc., 6279 E. Little Cottonwood Canyon Road, Sandy, Utah 84092; Louis P. Neeb, Neeb Enterprises, Inc., 6914 Hillpark Drive, Dallas, Texas 75230; Cynthia I. Pharr, C. Pharr & Company, 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75230; and J. Thomas Talbot, The Talbot Company, 500 Newport Center Drive, Suite 900, Newport Beach, California 92660.

EXPENSES

     Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent for, in furtherance of or in connection with the solicitation of proxies by the Company (excluding the salaries and wages of officers, employees and directors and excluding the normal expenses of an uncontested election) will be approximately $175,000 of which approximately $85,000 has been incurred to date. The foregoing amount includes expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses. The Company has retained Georgeson & Co. Inc. ("Georgeson") for proxy solicitation and advisory services in connection with the solicitation, for which Georgeson is to receive a fee of approximately $60,000 together with reimbursement for its reasonable out-of-pocket expenses. The Company has agreed to indemnify Georgeson against certain liabilities or expenses arising out of Georgeson's agreement with the Company. Georgeson will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that Georgeson will employ approximately 30 persons to solicit votes from stockholders for the Annual Meeting by mail, advertisement, telephone or telecopier. The Company may also request its directors and one of its officers to solicit proxies by mail, advertisement, telephone, telecopier or in person without compensation therefor.

Irving, Texas
May 30, 1995

                                    ANNEX A

                           TRANSACTIONS IN SECURITIES

     The following participants purchased or sold securities of the Company within the past two years as set forth below.

                                                                      NUMBER OF
                                                      DATE OF       COMMON SHARES
                       NAME                         TRANSACTION    PURCHASED (SOLD)
__________________________________________________  ___________    ________________
Richard M. Frank..................................     06/93            414,508
                                                       12/93            (38,000)
                                                                        (32,000)
                                                       08/94              7,000
                                                       09/94             13,000
                                                                         20,000
                                                       11/94             40,000
                                                       03/95            (60,000)
                                                       04/95             15,725(1)
Michael H. Magusiak...............................     01/94              1,125(2)
                                                                            958(3)
                                                       06/94             16,875(2)(4)
                                                       11/94              2,000(4)
J. Thomas Talbot..................................     06/93              2,000
                                                       05/94              2,500

_______________

(1) Received pursuant to stock grant plan.

(2) Shares purchased through the exercise of options.

(3) Shares purchased through the exercise of warrants.

(4) Purchased on margin. The amount of indebtedness at the time of purchase for the 16,875 shares purchased was approximately $76,000, while the amount of indebtedness at the time of purchase for the 2,000 shares purchased was approximately $15,000.

                                   IMPORTANT

1. Whether or not you have already returned a proxy, please sign, date and return the enclosed WHITE proxy card to your Board of Directors today. Be sure to vote only on the WHITE proxy. We urge you not to sign any blue proxy you receive from the "ShowBiz Pizza Independent Stockholders Committee," New Valley Corporation, Canyon Partners Incorporated, Messrs. LeBow or Friedman, or their associates, even as a protest vote against them.

2. If your shares are held in "Street-Name," only your broker or banker can vote your shares and only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct that individual to vote a WHITE proxy on your behalf today in accordance with your Board's recommendations.

3. If you have any questions or need assistance in voting your shares, please contact Georgeson & Company Inc. which is assisting us, at their toll free number: 1-800-223-2064.

PROXY

                            SHOWBIZ PIZZA TIME, INC.
                            4441 WEST AIRPORT FREEWAY
                              IRVING, TEXAS 75062


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints Larry G. Page and Richard T. Huston, and each of them as proxies, with full power of substitution and revocation, and appoints them to represent and vote, as designated on the reverse side, all of the shares of Common Stock or Preferred Stock of ShowBiz Pizza Time, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders of ShowBiz Pizza Time, Inc. to be held on June 8, 1995, or at any adjournment thereof.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                         USING THE ENCLOSED ENVELOPE

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                     SEE REVERSE
                                                                         SIDE

[X] PLEASE MARK
    VOTE AS IN
    THIS EXAMPLE

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
                                                  ---
1.       ELECTION OF DIRECTORS

Nominees: Richard M. Frank, Anthony J. Gumbiner, and Michael H. Magusiak

         [ ]     FOR ALL          [ ]      WITHHELD
                 NOMINEES                  FROM ALL
                                           NOMINEES

                                                        MARK HERE        [ ]
                                                        FOR ADDRESS
                                                        CHANGE AND
                                                        NOTE BELOW

_____________________________________________
For all nominees except as noted above

2. Proposal to authorize an increase in the number of shares available for issuance pursuant to the Company's current 1988 Non-Statutory Stock Option Plan.

                          FOR              AGAINST          ABSTAIN
                          [ ]                [ ]              [ ]

3.       Proposal to adopt a Non-Employee Directors Stock Option Plan.

                          FOR              AGAINST          ABSTAIN
                          [ ]                [ ]              [ ]

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. (Please make any address corrections above.)


Signature: ________________________________________________ Date: ___________

Signature: ________________________________________________ Date: ___________